FILED PURSUANT TO RULE 433

File No. 333-293732

CITIGROUP INC.

$3,500,000,000

5.266% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2029

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Positive Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	September 17, 2026

Settlement Date:	September 24, 2026 (T+5 days)

Maturity:	September 24, 2029

Par Amount:	$3,500,000,000

Treasury Benchmark:	4.125% due August 31, 2028

Treasury Price:	$99-00

Treasury Yield:	4.666%

Re-offer Spread to Benchmark:	T2+60 bp

Re-offer Yield:	5.266%

Fixed Rate Coupon & Payment Dates:

5.266% per annum, payable semiannually in arrears on each March 24 and September 24, beginning on March 24, 2027, from, and including, the Settlement Date to, but excluding, September 24, 2028 (the “fixed rate period”).

Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon & Payment Dates:

From, and including, September 24, 2028 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated February 25, 2026 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 0.677%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on December 27, 2028 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 24th of each March, June, September and December, beginning on December 24, 2028 and ending at Maturity or any earlier redemption date.

Modified following business day convention applicable to each interest period end date during the floating rate period. Business days during floating rate period New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$3,491,250,000 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

CITIGROUP INC.

$3,500,000,000

5.266% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2029

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after March 24, 2027 (or if additional notes are issued after September 24, 2026, beginning six months after the issue date of such additional notes) and prior to September 24, 2028 at a redemption price equal to the greater of (i) the make-whole amount (as described in the Prospectus) and (ii) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption. The make-whole spread to be added to the Treasury Rate (as defined in the Prospectus) will equal 10 basis points.

We may redeem the notes, at our option, (i) in whole, but not in part, on September 24, 2028, or (ii) in whole at any time or in part from time to time, on or after August 24, 2029 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 QN4

ISIN:	US172967QN45

Sole Book Manager:	Citigroup Global Markets Inc.

CITIGROUP INC.

$3,500,000,000

5.266% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2029

Senior Co-Managers:

ABN AMRO Capital Markets (USA) LLC

ANZ Securities, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CaixaBank, S.A.

Capital One Securities, Inc.

Commonwealth Bank of Australia

Danske Markets Inc.

Erste Group Bank AG

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Nordea Bank Abp

Nykredit Bank A/S

PNC Capital Markets LLC

RB International Markets (USA) LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

CITIGROUP INC.

$3,500,000,000

5.266% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2029

Junior Co-Managers:

Banco de Sabadell, S.A.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citizens JMP Securities, LLC

DBS Bank Ltd.

Desjardins Securities Inc.

Drexel Hamilton, LLC

Emirates NBD Bank PJSC

FHN Financial Securities Corp.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

La Banque Postale

M&T Securities, Inc.

Macquarie Capital (USA) Inc.

National Bank of Canada Financial Inc.

Penserra Securities LLC

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

SEB Securities, Inc.

The Korea Development Bank

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. The file number for Citigroup’s registration statement is 333-293732. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.